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                                                                   EXHIBIT 10.11

                         [COLLINS & AIKMAN LETTERHEAD]

                                 July 10, 2000



Mr. Dean Gaskins
108 Red Bud Lane
Chapel Hill, NC 27514

Re: SEVERANCE FROM THE COMPANY

Dear Dean:

This letter agreement confirms our recent conversations about your severance from the Company and the compensation and benefits the Company has agreed to provide to you pursuant to your employment with the Company.

Your active employment with the Company will terminate effective as of July 31, 2000, at which time the Company will pay to you a single sum payment equal to your accrued but unused vacation as of July 31, 2000. From August 1, 2000 until November 1, 2000 (the "Consulting Period"), you will be available on reasonable notice and at reasonable times during normal business hours to furnish such transition, advisory and consulting services to the Company as the Company may call upon you to furnish. In consideration of your service to the Company during the Consulting Period, we have agreed that you will receive a payment of $155.00 per hour for each hour of consulting services you provide to the Company during the Consulting Period pursuant to the terms of this paragraph and continue participation in the Company's employee benefit and perquisite plans and programs other than the Vacation and Long-term Disability Plans.

During the period commencing August 1, 2000 and ending March 9, 2002, you; will
(i) receive a salary payment of $282,000 in total (ii) continue participation in all employee benefit plans and programs (excluding executive perquisites) of the Company from time to time generally in effect for employees of the Company, other than the Company's Vacation and Long-term Disability Plans. You will have the option, exercisable by written notice to the Company by July 31, 2000 to purchase the automobile furnished to you by the Company at its net book value as of your Severance Date.

All options granted to you under the Collins & Aikman Corporation 1994 Employee Stock Option Plan will become fully vested no later than July 31, 2000. The period during which you may exercise the options will expire October 31, 2000.

Generally, you are not subject to any restrictions on your subsequent employment; however, for the good and valuable consideration set forth in this letter agreement, the sufficiency of which is hereby acknowledged by you, including the consulting services during the Consulting Period and the provision of benefits from August 1, 2000 until March 9, 2002, if you propose to commence employment with a significant direct competitor of the Company within the United States regarding automotive fabrics prior to March 9, 2002, you acknowledge that you may not do so without the prior written consent of the Chairman and Chief Executive Officer of the Company

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Mr. Dean Gaskins
July 10, 2000
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You also covenant and agree that at any time prior to March 9, 2002, you will not (a) solicit, employ or otherwise engage as a consultant, independent contractor or otherwise, any person who is an employee of the Company or any of its subsidiaries, or (b) induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate such employment. In addition, you agree that at all times herefrom you will keep confidential all confidential information and trade secrets of the Company and any of its subsidiaries or affiliates and will not disclose any such information to any person without the prior approval of the Chairman and Chief Executive Officer of the Company or use such information for any purpose other than in the course of fulfilling your duties under this letter agreement. It is understood that for purposes of this letter the term "confidential information" is to be construed broadly to include all material nonpublic or proprietary information.

If this letter accurately sets forth our understanding on these matters, please so indicate by signing and returning to me the enclosed copy of this letter.

Very truly yours,

/s/ Greg Tinnell

Greg Tinnell
Senior Vice President - Human Resources


AGREED AND ACCEPTED:


/s/ Dean Gaskins             8/14/00
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Dean Gaskins                  Date